Exhibit 10.3

FOREST CITY REALTY TRUST, INC. BOARD OF DIRECTORS COMPENSATION POLICY
(As Amended and Restated)
Effective as of January 1, 2016, the compensation for non-employee directors is as follows:
A. Annual Retainer and Annual Stock Option Award

▪	Non-employee directors shall be paid an annual board meeting retainer of $65,000.00, to be paid quarterly.

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Non-employee directors shall receive additional compensation in the form of an annual stock grant of approximately $125,000.00; directors may choose between stock options and restricted stock in 25% multiples; if no choice is made, the default is 100% restricted stock; such stock grants shall have cliff vesting after one year.

B. Fees for Specific Services as a Director
Each non-employee director shall also be entitled to receive additional fees for performance of specific services as a director.

▪	The independent director serving as “Lead Director” shall be paid an annual retainer of $25,000.00, paid quarterly.

▪	Committee Chairmen shall receive an annual retainer, paid on a quarterly basis, for serving in this position:

i.	Audit Committee - $30,000.00

ii.	Compensation Committee - $20,0000.00

iii.	Governance and Nominating Committee - $15,000.00.

•	Committee Members shall receive an annual retainer, paid on a quarterly basis, for serving in this capacity:

i.	Audit Committee - $15,000.00

ii.	Compensation Committee - $10,0000.00

iii.	Governance and Nominating Committee - $7,500.00.

▪
Non-employee directors shall receive $1,500.00 per day for attendance in their capacity as directors at formal meetings with Company officers not held on the same day as a board meeting or board committee meeting, including, without limitation but by way of example, Executive Committee meetings, strategic planning meetings and leadership meetings.

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Non-employee directors shall receive $1,500.00 per day for each day on which they attend “extraordinary meetings” or perform “extraordinary services” in their capacity as members of a Board committee, in each case as determined to be extraordinary and approved for payment by the applicable Board committee following submission of a request for payment by the director.
C. Director Stock Ownership and Holding

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Non-employee directors shall have up to five years to acquire shares of company stock in an amount equal to 5 times the Board cash retainer, using a fixed number of shares approach to be reviewed at least once every three years and based upon the 90-day average price leading up to a December 31 measurement date; these shares may be acquired in the form of exercised vested options, vested restricted stock or units, phantom stock in connection with their Elective Deferred Compensation Plan, stock purchased on the open market, stock beneficially owned in a trust including by a spouse and/or minor children, or 60% of unvested service-based restricted stock, and shall exclude any pledged shares of company stock.

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Until the stock ownership guidelines set forth above are met, the non-employee directors shall hold 50% of the net after-tax shares of company stock acquired from equity grants; or 100% of the net-after tax shares of company stock acquired from equity grants if the stock ownership guidelines set forth above are not met by the end of the five-year compliance period.

D. Exceptions

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There may be instances where the non-employee director stock ownership and holding requirements may place a severe hardship on a director. The Corporate Governance and Nominating Committee reserves the right to modify requirements consistent with the intention of the stock ownership and holding requirements, as it deems appropriate.

The Corporate Governance and Nominating Committee shall bi-annually review the policy of non-employee director compensation and stock ownership and holding requirements.